EXHIBIT 99.1

CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2006

Overview

Clayton Williams Energy, Inc. and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for each quarter during the year ending December 31, 2006.  These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates.  We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable.  Until our results of operations for this period have been finally compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, or may have occurred through the date of this filing, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices, the unpredictable nature of our exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)                            production which may be obtained through future exploratory drilling;

(b)                           dry hole and abandonment costs that may result from future exploratory drilling;

(c)                            the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”;

(d)                           gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance; and

(e)                            capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur.

Our estimated capital expenditures for 2006 include $36.6 million of projected completion costs on 20 gross (19 net) wells in North Louisiana and 9 gross (9 net) wells in South Louisiana that are classified as exploratory wells under SEC guidelines but are likely to be productive and require the expenditure of completion costs.  Accordingly, we have included estimated production from these wells in our estimates of oil and gas production for 2006.

As discussed in “Capital Expenditures”, a significant portion of our 2006 planned exploration and development expenditures relate to exploratory prospects.  Exploratory prospects involve a higher degree of risk than development prospects.  To offset the higher risk, we generally strive to achieve a higher reserve potential and rate of return on investments in exploratory prospects.  Actual results from our exploratory drilling activities, when ultimately reported, may have a material impact on the estimates of oil and gas production and exploration costs stated in this guidance.

Summary of Estimates

The following table sets forth certain estimates being used by us to model our anticipated results of operations for each quarter during the fiscal year ending December 31, 2006.  When a single value is provided, such value represents the mid-point of the approximate range of estimates.  Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor.  See “Supplemental Information.”

	Year Ending December 31, 2006
	Estimated First Quarter		Estimated Second Quarter		Estimated Third Quarter		Estimated Fourth Quarter
	(Dollars in thousands, except per unit data)
Average Daily Production:
Gas (Mcf)	33,500	to 37,500	38,500	to 42,500	46,500	to 50,500	64,000	to 68,000
Oil (Bbls)	5,950	to 6,150	5,775	to 5,975	5,400	to 5,600	5,150	to 5,350
Natural gas liquids (Bbls)	600	to 650	525	to 575	500	to 550	450	to 500
Total gas equivalents (Mcfe)	72,800	to 78,300	76,300	to 81,800	81,900	to 87,400	97,600	to 103,100

Differentials:
Gas ($/Mcf)	$(.40)	to $(.70)	$(.40)	to $(.70)	$(.40)	to $(.70)	$(.40)	to $(.70)
Oil ($/Bbl)	$(2.80)	to $(3.40)	$(2.80)	to $(3.40)	$(2.80)	to $(3.40)	$(2.80)	to $(3.40)
Natural gas liquids ($/Bbl)	$(18.00)	to $(22.00)	$(18.00)	to $(22.00)	$(18.00)	to (22.00)	$(18.00)	to $(22.00)

Costs Variable by Production ($/Mcfe):
Production expenses (including production taxes)	$1.90	to $2.10	$1.90	to $2.10	$1.90	to $2.10	$1.80	to $2.00
DD&A — Oil and gas properties	$1.33	to $1.63	$1.33	to $1.63	$1.33	to $1.63	$1.33	to $1.63

Other Revenues (Expenses):
Natural gas services:
Revenues	$2,950	to $3,050	$2,950	to $3,050	$2,950	to $3,050	$2,950	to $3,050
Operating costs	$(2,800)	to $(2,900)	$(2,800)	to $(2,900)	$(2,800)	to $(2,900)	$(2,800)	to $(2,900)
Exploration costs:
Abandonments and impairments	$(1,000)	to $(2,000)	$(1,000)	to $(2,000)	$(1,000)	to $(2,000)	$(2,600)	to $(3,600)
Seismic and other	$(2,600)	to $(3,400)	$(2,600)	to $(3,400)	$(2,600)	to $(3,400)	$(2,600)	to $(3,400)
DD&A — Other	$(725)	to $(775)	$(725)	to $(775)	$(725)	to $(775)	$(725)	to $(775)
General and administrative	$(3,150)	to $(3,350)	$(3,450)	to $(3,650)	$(3,050)	to $(3,250)	$(4,350)	to $(4,550)
Interest expense	$(4,250)	to $(4,350)	$(4,350)	to $(4,450)	$(4,550)	to $(4,650)	$(4,950)	to $(5,050)
Other income (expense)	$250	to $350	$250	to $350	$250	to $350	$250	to $350

Income Tax Rate:
Current	0%		0%		0%		0%
Deferred	35%		35%		35%		35%

Weighted Average Shares
Outstanding (in thousands):
Basic	10,750	to 10,850	10,750	to 10,850	10,750	to 10,850	10,750	to 10,850
Diluted	11,400	to 11,600	11,400	to11,600	11,400	to 11,600	11,400	to 11,600

Capital Expenditures

The following table sets forth, by area, certain information about our planned exploration and development activities for 2006.

	Total
	Planned
	Expenditures
	Year Ended	Percentage
	December 31, 2006	of Total
	(In thousands)

North Louisiana	$87,900	48%
South Lousiana	56,300	30%
East Texas (Bossier)	20,000	11%
Permian Basin	6,700	4%
Utah/Montana	6,000	3%
Austin Chalk (Trend)	4,100	2%
Other	3,100	2%
	$184,100	100%

Approximately 90% of the planned expenditures shown in the preceding table relate to exploratory prospects, including $36.6 million of completion costs on exploratory wells to be drilled in North Louisiana and South Louisiana that are classified as exploratory wells but are likely to be productive and require the expenditure of completion costs.  Exploratory prospects involve a higher degree of risk than developmental prospects.  To offset the higher risk, we generally strive to achieve a higher reserve potential and rate of return on investments in exploratory prospects.  Actual expenditures during 2006 may be substantially higher or lower than these estimates since our plans for exploration and development activities may change during the year.  We do not attempt to forecast our success rate on exploratory drilling.  Accordingly, these current estimates do not include any costs we may incur to complete our successful exploratory wells and construct the required production facilities for these wells.  Also, we are actively searching for other opportunities to increase our oil and gas reserves, including the evaluation of new prospects for exploratory and developmental drilling activities and potential acquisitions of proved oil and gas properties.  Other factors, such as prevailing product prices and the availability of capital resources, could also increase or decrease the ultimate level of expenditures during 2006.

Supplementary Information

Oil and Gas Production

The following table summarizes, by area, our actual and estimated daily net production for each quarter during the year ending December 31, 2006.  These estimates represent the approximate mid-point of the estimated production range.

	Daily Net Production for 2006
	Estimated	Estimated	Estimated	Estimated
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Gas (Mcf):
Permian Basin	13,956	12,780	11,902	11,195
Louisiana	7,311	14,791	24,641	43,750
Austin Chalk (Trend)	2,266	2,126	2,033	1,947
Cotton Valley Reef Complex	11,600	10,440	9,576	8,815
Other	367	363	348	293
	35,500	40,500	48,500	66,000
Oil (Bbls):
Permian Basin	3,212	3,044	2,847	2,750
Louisiana	956	1,033	924	848
Austin Chalk (Trend)	1,815	1,732	1,664	1,587
Other	67	66	65	65
	6,050	5,875	5,500	5,250
Natural Gas Liquids (Bbls):
Permian Basin	223	165	163	163
Austin Chalk (Trend)	291	286	264	258
Other	111	99	98	54
	625	550	525	475

Production for Louisiana for the year 2006 includes approximately 4.6 Bcfe of estimated production from 29 gross (28 net) exploratory wells in Louisiana that are classified as exploratory wells but are likely to be productive.  We have also included the completion costs for these wells in our estimated costs of exploration and development activities for 2006.

We currently have approximately 7,000 net Mcf of gas production and 150 net bbls of oil production per day from two wells that has been suspended due to facility damage from Hurricane Katrina.  One of the wells is estimated to return to production during the second quarter and one during the fourth quarter.

Accounting for Derivatives

The following summarizes information concerning our net positions in open commodity derivatives applicable to periods subsequent to December 31, 2005.  The settlement prices of commodity derivatives are based on NYMEX futures prices.

Collars:

	Gas			Oil
	MMBtu (a)	Floor	Ceiling	Bbls	Floor	Ceiling
Production Period:
1st Quarter 2006	561,000	$4.00	$5.21	157,000	$23.00	$25.32
2nd Quarter 2006	551,000	$4.00	$5.21	156,000	$23.00	$25.32
3rd Quarter 2006	456,000	$4.00	$5.21	150,000	$23.00	$25.32
4th Quarter 2006	456,000	$4.00	$5.21	150,000	$23.00	$25.32
2007	1,831,000	$4.00	$5.18	562,000	$23.00	$25.20
2008	1,279,000	$4.00	$5.15	392,000	$23.00	$25.07
	5,134,000			1,567,000

        (a)     One MMBtu equals one Mcf at a Btu factor of 1,000.

Interest Rates

At December 31, 2005, substantially all of our long-term debt bears interest at a fixed rate of 7¾%.  However, as we borrow funds in the future on the revolving credit facility, a larger portion of our debt will bear interest at a variable rate.

The following summarizes information concerning our net positions in open interest rate swaps applicable to periods subsequent to December 31, 2005.

	Principal	Libor
	Balance	Rates
Period:
January 1, 2006 to November 1, 2006	$55,000,000	4.29%
November 1, 2006 to November 1, 2007	$50,000,000	5.19%
November 1, 2007 to November 1, 2008	$45,000,000	5.73%

We did not designate any of the derivatives shown in the preceding tables as cash flow hedges under SFAS 133; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, will be recorded as other income (expense).